Exhibit 99.1

Helix Technologies Releases Q3 2020 Results: 868% Increase in Software Adjusted EBITDA, Strengthened Balance Sheet, Growing Software Revenues and Client Numbers, While Gross Margin Grows for Third Consecutive Quarter

Denver, CO, November 13, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Helix Technologies, Inc. (OTCQB:HLIX) (the “Company”) today reported its results for the third quarter of 2020, continuing with strong growth in its core software business and maintaining positive adjusted EBITDA despite increased one-time merger related expenses. Helix again delivered strong revenue numbers with increasing year-over-year growth in adjusted EBITDA for the software line. The company will not be hosting a conference call due to the pending merger transaction. Interested investors can sign up for Helix Technologies Investor Updates here.

“We continue to deliver profitable operations and expand our combined software footprint, which is the largest in the industry, period. Our third consecutive quarter of positive Adjusted EBITDA, and improvement in nearly every operational and financial metric, all done without additional capital, demonstrates to the market that our team continues to set the industry standard. Q3 was truly a pivotal quarter for Helix and in light of recent events we are poised to further expand on our market position into existing as well as newly legalized markets” said Helix Technologies CEO and Executive Chairman Zachary L. Venegas. “Helix has increased our net client count - delivering one of our strongest quarters ever in client retention and competitor take-aways - while growing 3rd party revenue. I am extremely pleased with the team's hard work and our competitive position heading into 2021.”

Highlights of Q3 and YTD 2020 Include:

●	Grew YTD revenue to $8.8mm, up 13% from 2019*
●	Improved YTD gross margin to 68%, up from 53% in 2019*
●	Grew Q3 2020 Software revenue to $2.8mm, up 18% from 2019
●	Software revenue increased 6% QoQ, defying market headwinds
●	Generated Software Adjusted EBITDA[1] of $1.0mm in Q3 2020, an 868% increase from 2019
●	Overall Adjusted EBITDA for Q3 was $95K, the third straight quarter of positive Adjusted EBITDA, despite one-time costs
●	Overall Software gross margin YTD was 74%, a 14% improvement over 2019
●	Completed the divestiture of the Security Guarding business, creating a streamlined, pure play technology value proposition
●	Continued to strengthen balance sheet with $1.7mm in cash and a $1mm decrease in liabilities QoQ
●	Launched the nation’s first all-electronic medical marijuana patient reciprocity program in New Mexico

Notes:

1We define Adjusted EBITDA as net loss before income tax expense, other income (loss), interest expense, depreciation and amortization expense, share based compensation expense, other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any, and other gains and losses associated with the mark to market of our convertible notes, contingent liabilities and warrant liabilities. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges that affect the period-to-period comparability of our operating performance. This measure should not be considered a substitute for operating loss, net loss, or net cash provided by operating activities that we have reported in accordance with GAAP.

*Performance metrics adjusted for discontinued operations.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to fund our operations and pay any outstanding debt; fluctuations in our financial results; general economic risks; the volatile nature of the market for our products and services and other factors that could impact our anticipated growth; our ability to manage our growth; changes in laws and regulations regarding the cannabis industry and service providers in the cannabis industry; reliance on key personnel; our ability to compete effectively; security and other risks associated with our business; intellectual property risks; and other risk factors set forth from time to time in our SEC filings. Helix Technologies assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

About Helix Technologies, Inc.

Helix Technologies, Inc. (OTCQB: HLIX) is the leading provider of critical infrastructure services, helping owners and operators of licensed cannabis businesses stay competitive and compliant while mitigating risk. Through its proprietary technology suite and security services, Helix Technologies provides comprehensive supply chain management, compliance tools, and asset protection for any license type in any regulated cannabis market. While Helix provides services to the legal cannabis industry, the Company does not deal directly with the plant or any derivative products. Helix Technologies’ products reach over 2,000 customer locations in 36 states and 9 countries and have tracked over $20 billion in cannabis sales. For more information on Helix Technologies and to sign up for investor updates, visit us at www.helixtechnologies.com. and follow us on Facebook, Twitter and LinkedIn. Sign up for the CannaPulse Newsletter for legislative changes, software updates and more.www.helixtechnologies.com. and follow us on Facebook, Twitter and LinkedIn. Sign up for the CannaPulse Newsletter for legislative changes, software updates and more.

Media Contact:

Colt Peterson

Helix Technologies, Inc.

303-324-1022

press@helixtechnologies.com

IR Contact:

Scott Ogur, CFA

Helix Technologies, Inc.

ir@helixtechnologies.com